Exhibit 10.14

CONFIDENTIAL TREATMENT

[***] Indicates that text has been omitted, which is the subject of a confidential treatment request. This text has been separately filed with the SEC.

EXECUTION COPY

NBCU RECEIVABLES SALE AND CONTRIBUTION AGREEMENT

between

NBCUNIVERSAL MEDIA, LLC,

as Seller,

and

NBCUNIVERSAL FUNDING LLC,

as Buyer

Dated as of February 4, 2011

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TABLE OF CONTENTS

(continued)

		Page
Section 8.12	Confidentiality	34

Section 8.13	Further Assurances	34

Section 8.14	Accounting Changes	34

SCHEDULES

SCHEDULE 6.1(a)	UCC Information
SCHEDULE 6.1(a)(xiv)	Perfection Representations and Warranties
SCHEDULE 6.1(a)(xii)	Know Your Customer Undertakings

EXHIBITS

EXHIBIT A	Settlement Schedule
EXHIBIT B	Credit and Collection Policies
EXHIBIT C	Form of Monthly Report

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This NBCU RECEIVABLES SALE AND CONTRIBUTION AGREEMENT, dated as of February 4, 2011 (this “Agreement” or “Receivables Sale and Contribution Agreement”), is entered into between NBCUNIVERSAL MEDIA, LLC, a Delaware limited liability company, as Seller (“Seller”), and NBCUNIVERSAL FUNDING, LLC, a Delaware limited liability company, as Buyer (“Buyer”).

In consideration of the premises and the mutual covenants hereinafter contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1 Definitions.

“Accounting Changes” means, with respect to any Person, (a) changes in accounting principles required by the promulgation of any rule, regulation, pronouncement or opinion of the Financial Accounting Standards Board or the American Institute of Certified Public Accountants (or any successor thereto or any agency with similar functions); (b) changes in accounting principles concurred with by such Person’s certified public accountants; (c) purchase accounting adjustments under A.P.B. 16 or 17 and EITF 88-16, and the application of the accounting principles set forth in FASB 109, including the establishment of reserves pursuant thereto and any subsequent reversal (in whole or in part) of such reserves; and (d) the reversal of any reserves established as a result of purchase accounting adjustments.

“Adjusted Receivable Balance” means, with respect to any Transferred Receivable as of any date of determination, an amount equal to (a) the Billed Amount of such Transferred Receivable, minus (b) the sum of (i) Collections received in respect thereof and (ii) the amount of any Dilutions theretofore reimbursed by Seller pursuant to Section 2.4 for such Transferred Receivable.

“Affiliate” means, with respect to any Person, (a) each Person that controls, is controlled by or is under common control with such Person, and (b) each of such Person’s officers, directors, joint venturers and partners. For the purposes of this definition, “control” of a Person means the possession, directly or indirectly, of the power to direct or cause the direction of its management or policies, whether through the ownership of voting securities, by contract or otherwise.

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“Aggregate Reassignment Amount” means, for any reassignment of the Transferred Receivables pursuant to Section 6.1(d), the aggregate of all of the Adjusted Receivable Balances for such Transferred Receivables.

“Agreement” is defined in the preamble.

“Agreement Termination Date” is defined in Section 8.4.

“Authorized Officer” means, with respect to any corporation or limited liability company, as appropriate, the Chairman or Vice-Chairman of the Board, the President, any Vice President, the Secretary, the Treasurer, any Assistant Secretary, any Assistant Treasurer, the managing member, any manager and each other officer, employee or member of such corporation or limited liability company, as appropriate, specifically authorized in resolutions of the Board of Directors of such corporation or similar governing body of such limited liability company to sign agreements, instruments or other documents on behalf of such corporation or limited liability company, as appropriate.

“Billed Amount” means, with respect to any Transferred Receivable, the amount billed on the Billing Date to the Obligor (and/or, but without duplication when used for purposes of calculating any amounts under the Related Documents, the related advertising agency if such Obligor is an advertiser customer) thereunder.

“Billing Date” means, with respect to any Transferred Receivable, the date on which the Contract with respect thereto was generated and invoiced.

“Business Day” means any day that is not a Saturday, a Sunday or a day on which banks are required or permitted to be closed in the State of New York or the state of Servicer’s principal place of business (which, as of the Closing Date, is Connecticut).

“Buyer” is defined in the preamble.

“Buyer Indemnified Person” is defined in Section 7.1.

“Closing Date” means February 4, 2011.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Collections” means, for any Transferred Receivable and for any period, without duplication, the sum of (a) all amounts, whether in the form of cash, checks, drafts, or other instruments, received in payment of, or applied to, any amount owed by an Obligor (and any related advertising agency if such Obligor is an advertiser customer) on account of such Transferred Receivable during such period, including all amounts received on account of such Transferred Receivable (including interest) and all other fees and charges, (b) all proceeds from the sale or other disposition of such Transferred Receivables and Related Security (other than the sale to Seller under the Subsidiary Sale Agreement, the sale to Buyer under this Agreement, the transfer to Transferor under the NBCU Transfer Agreement and the transfer to Issuer under the Transfer Agreement), (c) payments with respect to such Transferred Receivable for or on account of any Dilutions that have been, or are deemed to have been, collected and (d) payments allocable to such Transferred Receivable for the breach of any representation, warranty or covenant with respect to the Transferred Assets.

“Contract” means any agreement (including any purchase order or invoice) pursuant to, or under which, an Obligor (and, if applicable, the related advertising agency if such Obligor is an advertiser customer) shall be obligated to make payments with respect to any Transferred Receivable. A “related” Contract or a Contract “with respect to” any Transferred Receivable, means, as the context requires, a contract under which such Transferred Receivable arises or which is relevant to the collection or enforcement of such Transferred Receivable and, in the event a Transferred Receivable is issued pursuant to an agreement and an invoice or purchase order issued pursuant to such agreement, the “related” Contract includes both such agreement and purchase order or invoice, and for purposes of determining when such Transferred Receivable is created, or when such Contract is dated, shall be dated the date specified in such purchase order or invoice.

“Credit and Collection Policies” means the credit and collection policies adopted by Seller, as set forth in Exhibit B (as amended from time to time in accordance with Section 6.3(c)).

“Debtor Relief Laws” means Title 11 of the United States Code and all other applicable liquidation, conservatorship, bankruptcy, moratorium, rearrangement, receivership, insolvency, reorganization, suspension of payments, readjustment of debt, marshalling of assets or similar debtor relief laws of the United States of America, any state or any foreign country from time to time in effect, affecting the rights of creditors generally.

“Defaulted Receivable” means any Transferred Receivable (a) with respect to which any payment, or part thereof, remains unpaid for more than 90 days after its Due Date, (b) with respect to which the Obligor thereunder has suffered an Insolvency Event or (c) that otherwise is determined by Seller or Servicer to be uncollectible and is, or should be, written off in accordance with the Credit and Collection Policies, in each case, which shall not have been repurchased pursuant to Section 6.1(d).

“Determination Date” means, with respect to any Settlement Period, the date indicated as such on Exhibit A, as such Exhibit A may be updated from time to time by Seller upon the prior written notice and consent of Buyer (such notice to be provided no later than 30 days prior to the proposed updated Exhibit A taking effect); provided that after giving effect to such update, the Determination Dates continue to occur two Business Days prior to each Settlement Date.

“Dilutions” means, with respect to any Transferred Receivable, any non-cash reduction of such Transferred Receivable other than a Write-Off (including as a result of: (i) any reduction in the Receivable Balance thereof resulting from any claim or demand with regard to price, terms, quantity, performance, quality or delivery of goods or services, or any defense, set-off, retention, abatement, counter claim or contra account raised or alleged by an Obligor (which, for the avoidance of doubt, includes any of the related agency or advertiser with respect to any Receivable arising from cable or network advertising sales), [***].

“Dollars” or “$” means lawful currency of the United States of America.

“Due Date” means, with respect to any Transferred Receivable (a) that is designated in accordance with Seller’s policies and procedures as a “network receivable,” 30 days after the Billing Date thereof (notwithstanding anything to the contrary in the related Contract); and (b) other than as described in clause (a) above, 60 days after the Billing Date thereof (notwithstanding anything to the contrary in the related Contract).

“Eligible Receivable” means, as of any date of determination, a Receivable:

(a) that is only denominated and payable in Dollars in the United States of America;

(b) the Obligor of which (and any related advertising agency if such Obligor is an advertiser customer) (i) is not an Affiliate of Seller or any Transferring Subsidiary, (ii) is a resident of, or organized in, the United States of America and (iii) is not a Governmental Authority;

(c) that is not a Defaulted Receivable;

(d) that is the subject of a valid transfer and assignment, contribution and grant of a security interest from Seller to Buyer of all Seller’s right, title and interest therein;

(e) that is a true and correct statement of a bona fide indebtedness incurred and owing by the Obligor thereunder in the amount of the Billed Amount of such Receivable for services rendered and accepted by the Obligor thereunder;

(f) that was originated in the ordinary course of business of Seller or any Transferring Subsidiary in accordance with the Credit and Collection Policies;

(g) that, as of the related Transfer Date for such Receivable, is (i) entitled to be paid pursuant to the terms of the Contract therefor, is outstanding in the Billed Amount thereof and has not been compromised, adjusted, extended, satisfied, subordinated, rescinded or modified on the Transferring Subsidiary’s or Seller’s books and records, (ii) not subject to compromise, adjustment, extension, satisfaction, subordination, rescission, modification by Seller or any Transferring Subsidiary thereof except in accordance with the Credit and Collection Policies and (iii) not subject to any right of rescission, set-off, counterclaim or any other defense of the Obligor (including the defense of usury), other than defenses arising out of applicable Debtor Relief Laws; provided that, in each case, a Receivable which is subject only in part to any of the foregoing shall be an Eligible Receivable to the extent not subject to a dispute, compromise, adjustment, extension, satisfaction, subordination, rescission, or modification or any right of rescission, set-off, recoupment, counterclaim or defense;

(h) as to which, Seller or the Transferring Subsidiary thereof, as the case may be, has submitted an invoice and any other necessary documentation for payment to the Obligor thereunder (or the related advertising agency if such Obligor is an advertiser customer) and satisfied all obligations to be fulfilled by Seller or the Transferring Subsidiary, as applicable, as of the time it is transferred to Buyer;

(i) that has a stated Due Date for the payment of the entire balance thereof which is not greater than 60 days after its Billing Date;

(j) that was created in compliance with all Requirements of Law applicable to Seller or applicable Transferring Subsidiary, other than those Requirements of Law the failure to comply with which would not have a material adverse effect on the collectibility, value or payment terms of such Receivable;

(k) with respect to which no proceedings or investigations are pending or, to the knowledge of any of Seller’s Responsible Officers, threatened before any Governmental Authority (i) asserting the invalidity of such Receivable or the Contract therefor, (ii) affecting payment of such Receivable or payment and performance of such Contract or (iii) seeking any determination or ruling that if determined adversely would materially and adversely affect the validity or enforceability of such Receivable or such Contract;

(l) as to which, at the time of its transfer to Buyer, Seller will have good and marketable title, free and clear of all Liens (other than Permitted Encumbrances);

(m) which is the legal, valid and binding payment obligation of the Obligor thereon, enforceable against such Obligor in accordance with its terms, except as enforceability may be limited by applicable Debtor Relief Laws, and by general principles of equity (whether considered in a suit at law or in equity);

(n) which constitutes an “account”, a “general intangible” or “tangible chattel paper” within the meaning of UCC Section 9-102;

(o) that is created in the ordinary course of Seller’s or the Transferring Subsidiary’s, as applicable, business in a current transaction, and, in the case of any such Receivable originated by a Transferring Subsidiary, that has been validly sold to Seller pursuant to the Subsidiary Sale Agreement;

(p) with respect to which Seller reasonably determines that transfer, assignment or pledge of such Receivable would not have a material adverse effect on the collectibility of such Receivable or the rights of Seller or the Transferring Subsidiary which is the originator of such Receivable (or its successors in interests);

(q) [***]; and

(r) as to which, if such Receivable arises from cable subscriber fees and licensing revenues, then the related Contract does not specify the delivery of specific copyrightable works.

“ERISA” means the Employee Retirement Income Security Act of 1974 and any regulations promulgated thereunder.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that is treated as a single employer with Seller under Section 414 of the Code.

“Excluded Receivable” means a Receivable the related Obligor of which is not classified in one of the following credit categories (each of which is credit approved, as determined on the basis of Seller’s assessment of the related Obligor’s financial condition in accordance with the Credit and Collection Policies): (i) “Credit Approved”, (ii) “Agency Guarantee/Credit Approved”, (iii) “Client Guarantee/Credit Approved” or (iv) “Sports Package Deal” (in each case, as currently defined in the Credit and Collection Policies) or as otherwise set forth in Seller’s origination and collection computer programming, or substantially equivalent categories as may subsequently replace such classifications in Seller’s usage and ordinary course of business and in compliance with the Credit and Collection Policies; provided that Seller shall provide Buyer and Servicer with a list of such new categories and the classifications being replaced.

“GAAP” means generally accepted accounting principles in the United States of America set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants, in the statements and pronouncements of the Financial Accounting Standards Board and in such other statements by such other entity as may be in general use by significant segments of the accounting profession that are applicable to the circumstances as of the date of determinations.

“GE Capital” means General Electric Capital Corporation, a Delaware corporation.

“General Trial Balance” means, as of any date of determination, Seller’s accounts receivable trial balance for all Transferred Receivables as of such date (whether in the form of a computer printout, magnetic tape or diskette), listing Obligors, related advertising agencies for advertiser customer Obligors and the Receivables owing by such Obligors as of such date together with the aged Receivable Balances of such Receivables.

“Governmental Authority” means any nation or government, any state or other political subdivision thereof, any central bank (or similar monetary or regulatory authority) thereof, and any body or entity exercising executive, legislative, judicial, regulatory or administrative functions thereof or pertaining thereto.

“Indemnified Amounts” means, with respect to any Person, any and all suits, actions, proceedings, claims, damages, losses, liabilities and expenses (including reasonable attorneys’ fees and disbursements and other costs of investigation or defense, including those incurred upon any appeal).

“Indenture” means the Master Indenture, dated as of February 4, 2011, between Issuer and the Indenture Trustee.

“Indenture Supplement” means (a) the Series 2011-1 Indenture Supplement to Master Indenture between the Issuer and Deutsche Bank Trust Company Americas as Indenture Trustee dated as of February 4, 2011, (b) the Series 2011-2 Indenture Supplement to Master Indenture between the Issuer and Deutsche Bank Trust Company Americas as Indenture Trustee dated as of February 4, 2011, (c) the Series 2011-3 Indenture Supplement to Master Indenture between the Issuer and Deutsche Bank Trust Company Americas as Indenture Trustee dated as of February 4, 2011, (d) the Series 2011-4 Indenture Supplement to Master Indenture between the Issuer and Deutsche Bank Trust Company Americas as Indenture Trustee dated as of February 4, 2011 and (e) any additional supplement to the Indenture executed in accordance with Section 8.17(g) of the NBCU Transfer Agreement.

“Indenture Trustee” means Deutsche Bank Trust Company Americas, in its capacity as indenture trustee under the Indenture.

“Ineligible Receivable” is defined in Section 6.1(c).

“Insolvency Event” means, with respect to a specified Person: (a) the commencement by a court having jurisdiction in the premises of an involuntary action seeking: (i) a decree or order for relief in respect of such Person in a case or proceeding under any applicable federal or state bankruptcy, insolvency, reorganization, or other similar law, (ii) the appointment of a custodian, receiver, liquidator, assignee, trustee, sequestrator, or other similar official of such Person or (iii) the winding up or liquidation of such Person’s affairs, and notwithstanding the objection by such Person any such action shall have remained undischarged or unstayed for a period of 90 consecutive days or any order or decree providing the sought after relief, remedy or other action shall have been entered; (b) the commencement by such Person of a voluntary case or proceeding under any applicable federal or state bankruptcy, insolvency, reorganization, or other similar law or of any other case or proceeding to be adjudicated a bankrupt or insolvent; (c) the consent by such Person to the entry of a decree or order for relief in respect of such Person in an involuntary case or proceeding under any applicable federal or state bankruptcy, insolvency, reorganization or other similar law or to the commencement of any bankruptcy or insolvency case or proceeding against it; (d) the filing by such Person of a petition or answer or consent seeking reorganization or relief under any applicable federal or state law; (e) the consent by such Person to the filing of a petition seeking reorganization or relief under any applicable federal or state law or to the appointment of or taking possession by a custodian, receiver, liquidator, assignee, trustee, sequestrator, or similar official of such Person or of any substantial part of its property; or (f) the making by such Person of an assignment for the benefit of creditors, or such Person’s failure to pay its debts generally as they become due, or the taking of corporate action by such Person in furtherance of any such action.

“Issuer” means NBCU Accounts Receivable Funding Master Note Trust, a Delaware statutory trust.

“Issuer Administration Agreement” means the Administration Agreement, dated as of February 4, 2011, between the Issuer and GE Capital, as the administrator.

“Lien” means any mortgage or deed of trust, pledge, hypothecation, assignment, deposit arrangement, lien, charge, security interest, easement or encumbrance, or preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including any lease or title retention agreement, any financing lease having substantially the same economic effect as any of the foregoing, and the filing of, or agreement to give, any financing statement perfecting a security interest under the UCC or comparable law of any jurisdiction).

“Litigation” means, with respect to any Person, any action, claim, lawsuit, demand, investigation or proceeding pending against such Person before any court, board, commission, agency or instrumentality of any federal, state, local or foreign government or of any agency or subdivision thereof or before any arbitrator or panel of arbitrators.

“Loan Agreement” means (i) the Loan Agreement (Series 2011-1, Class A), dated as of February 4, 2011, by and among the Issuer, Barton Capital LLC, as the lender, the lender group agents for the lender groups party thereto, and Société Générale, as the administrative agent; (ii) the Loan Agreement (Series 2011-2, Class A), dated as of February 4, 2011, by and among the Issuer, Working Capital Management Co., LP, as the lender, the lender group agents for the lender groups party thereto, and Mizuho Corporate Bank, Ltd., as the administrative agent; (iii) the Loan Agreement (Series 2011-3, Class A), dated as of February 4, 2011, by and among the Issuer, Market Street Funding LLC, as the lender, the lender group agents for the lender groups party thereto, and PNC Bank, National Association, as the administrative agent; (iv) the Loan Agreement (Series 2011-4, Class A), dated as of February 4, 2011, by and among the Issuer, Victory Receivables Corporation, as the lender, the lender group agents for the lender groups party thereto, and The Bank of Tokyo-Mitsubishi UFJ, Ltd., New York Branch, as the administrative agent; (v) the Loan Agreement (Series 2011-1, Class B), dated as of February 4, 2011, by and among the Issuer, GE Capital, as the lender, the lender group agents for the lender groups party thereto, and GE Capital, as the administrative agent; (vi) the Loan Agreement (Series 2011-2, Class B), dated as of February 4, 2011, by and among the Issuer, GE Capital, as the lender, the lender group agents for the lender groups party thereto, and GE Capital, as the administrative agent; (vii) the Loan Agreement (Series 2011-3, Class B), dated as of February 4, 2011, by and among the Issuer, GE Capital, as the lender, the lender group agents for the lender groups party thereto, and GE Capital, as the administrative agent; (viii) the Loan Agreement (Series 2011-4, Class B), dated as of February 4, 2011, by and among the Issuer, GE Capital, as the lender, the lender group agents for the lender groups party thereto, and GE Capital, as the administrative agent and (ix) any other loan agreement executed in accordance with Section 8.17(g) of the NBCU Transfer Agreement.

“Material Adverse Effect” means a material adverse effect on (a) the ability of Seller to perform any of its obligations under the Related Documents in accordance with the terms thereof, (b) the validity or enforceability of any Subject Document or the rights and remedies of Seller or Buyer under any Subject Document or (c) the ownership interests or Liens of Seller or Buyer with respect to the Transferred Receivables or the priority of such interests or Liens (in any case, to the extent required hereunder).

“Moody’s” means Moody’s Investors Service, Inc.

“NBCU Funding” means NBCUniversal Funding LLC, a Delaware limited liability company.

“NBCU Funding LLC Agreement” means the Limited Liability Company Agreement of Buyer, dated February 4, 2011.

“NBCU Sale” is defined in Section 2.1(a).

“NBCU Transfer Agreement” means the NBCU Transfer Agreement, dated as of February 4, 2011, between NBCU Funding and Transferor.

“Note” means one of the notes issued by the Issuer pursuant to the Indenture and an Indenture Supplement, substantially in the form attached to the related Indenture Supplement.

“Obligor” means, as to each Receivable, any Person obligated to make payments under such Receivable; provided that when used with reference to a Receivable arising from cable or network advertising sales as to which both an advertising agency and an advertiser customer are jointly and severally liable, “Obligor” shall mean the advertiser customer.

“Officer’s Certificate” means, with respect to any Person, a certificate signed by an Authorized Officer of such Person.

“Opinion of Counsel” means a written opinion of counsel, who may be counsel for, or an employee of, the Person providing the opinion.

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“Permitted Encumbrances” means presently existing or hereafter created Liens in favor of, or created pursuant to the Related Documents by, Seller, Buyer, Transferor, Issuer or the Indenture Trustee.

“Person” means any individual, sole proprietorship, partnership, joint venture, unincorporated organization, trust, association, corporation (including a business or statutory trust), limited liability company, institution, public benefit corporation, joint stock company, any Governmental Authority or any other entity of whatever nature.

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“Purchase Price” is defined in Section 2.3(a).

“Purchase Price Letter” means that certain receivables purchase price letter, dated as of February 4, 2011, between Buyer and the Transferor.

“Receivable” means, with respect to any Obligor (and/or, but without duplication when used for purposes of calculating any amounts under the Related Documents, the related advertising agency if such Obligor is an advertiser customer):

(a) indebtedness and other payment obligations of such Obligor to a Transferring Subsidiary arising from or consisting of cable and network advertising sales, cable subscriber fees and licensing revenues from a Transferring Subsidiary in the ordinary course of business of such Transferring Subsidiary, including the right to any interest charges, finance charges, insurance charges, maintenance, taxes and other similar charges and other obligations of such Obligor with respect thereto;

(b) to the extent assignment thereof is permitted by applicable law, all Liens and Related Security and any other property subject thereto from time to time securing or purporting to secure any such indebtedness or other payment obligations of such Obligor;

(c) all Collections with respect to any of the foregoing and all other monies, securities and other property now or hereafter in the possession or custody of, or in transit to, Transferor, Issuer, the Servicer, any Sub-Servicer, Seller or any Transferring Subsidiary relating to any of the foregoing;

(d) any rights to payments and other rights provided for in, arising under, or otherwise related to the Contract related to such indebtedness and other payment obligations of such Obligor;

(e) all Records with respect to any of the foregoing; and

(f) all proceeds and products of any of the foregoing and all accessions to, and substitutions and replacements for, any of the foregoing;

provided that unless Seller provides notice to Buyer to the contrary, “Receivables” shall not include any of the property described in clauses (a) through (f) above with respect to any

“Excluded Receivable”; provided further that any Receivable that is sold to Buyer hereunder and which subsequently becomes an Excluded Receivable shall be deemed to be a “Receivable” and otherwise included in the portfolio of Receivables sold to Buyer.

“Receivable Balance” means, with respect to any Receivable and as of any date of determination, the amount (which amount shall not be less than zero) equal to (a) the Billed Amount thereof, minus (b) the sum of (i) all Collections received in respect thereof and (ii) all Dilutions with respect thereto; provided, that if all payments in respect of the obligations of the related Obligor (and/or, but without duplication when used for purposes of calculating any amounts under the Related Documents, the related advertising agency if such Obligor is an advertiser customer) with respect to such Billed Amount have been made, the Receivable Balance of such Receivable shall be zero.

“Records” means all Contracts and other documents, books, records and other information (including computer programs, tapes, disks, data processing software and related property and rights, but excluding any computer programs or software subject to a licensing arrangement or other contractual provisions that would restrict the transfer or pledge thereof), prepared and maintained by Seller, any Transferring Subsidiary, the Servicer or any Sub-Servicer with respect to the Transferred Receivables and the Obligors (and related advertising agency if such Obligor is an advertiser customer) thereunder.

“Related Documents” means the Subsidiary Sale Agreement, this Agreement, [***], the NBCU Transfer Agreement, the Transfer Agreement, the Indenture, any Indenture Supplement, the Notes, the Servicing Agreement, any Loan Agreement, the Trust Agreement, the Senior Trust Certificate Supplement to the Trust Agreement, the NBCU Funding LLC Agreement, the Transferor LLC Agreement, the Purchase Price Letter, the Issuer Administration Agreement and any other document heretofore, now or hereafter executed by or on behalf of any Person, or any employee of any Person, and delivered in connection with any of the foregoing or the transactions contemplated thereby.

“Related Security” means, with respect to any Transferred Receivable, (a) all guarantees, insurance or other agreements or arrangements of any kind from time to time supporting or securing payment of such Transferred Receivable whether pursuant to the Contract related to such Transferred Receivable or otherwise (including rights (if any) to receive proceeds on insurance policies covering the Obligors); and (b) all Records relating to such Receivable.

“Requirements of Law” means, as to any Person, the certificate of incorporation or articles of association and by-laws or other organizational or governing documents of such Person, and any law, treaty, rule or regulation, or determination of an arbitrator or Governmental Authority, in each case applicable to or binding upon such Person or to which such Person is subject, whether federal, state or local.

“Responsible Officers” means, with respect to Seller, the senior vice president for corporate and transactions law, the chief financial officer, the vice president for customer financial services, the controller, the treasurer, the director of cash analysis and any other Person which holds a position that replaces any of the foregoing.

“S&P” means Standard & Poor’s Ratings Services, a Standard & Poor’s Financial Services LLC business.

“Seller” is defined in the preamble.

“Senior Trust Certificate Supplement” means the Senior Trust Certificate Supplement, dated as of February 4, 2011, between Transferor and Trustee.

“Servicer” means GE Capital in its capacity as Servicer under the Servicing Agreement or any other Person designated as a Successor Servicer under such agreement.

“Servicing Agreement” means the Servicing Agreement, dated as of February 4, 2011, between Issuer and the Servicer.

“Settlement Date” means the date indicated as such on Exhibit A as such Exhibit A may be updated from time to time by Seller upon the prior written notice and consent of Buyer (such notice to be provided no later than 30 days prior to the proposed updated Exhibit A taking effect); provided that after giving effect to such update, Settlement Dates shall continue to occur approximately at monthly intervals.

“Settlement Period” means, (a) initially the period from and including February 4, 2011 through and including February 28, 2011, and (b) with respect to all Settlement Periods thereafter, the period commencing on the day immediately following the last day of the prior Settlement Period and ending on the day identified as the “Last Day of Settlement Period” for such period on Exhibit A as such Exhibit A may be updated from time to time by Seller upon the prior written notice and consent of Buyer (such notice to be provided no later than 30 days prior to the proposed updated Exhibit A taking effect).

“Subject Documents” means the Subsidiary Sale Agreement, this Agreement, the Performance Guaranty, the NBCU Transfer Agreement, the Transfer Agreement, the Indenture, any Indenture Supplement, the Notes, the Servicing Agreement, any Loan Agreement, the Trust Agreement, the Senior Trust Certificate Supplement to the Trust Agreement, the NBCU Funding LLC Agreement, the Transferor LLC Agreement, the Purchase Price Letter, the Issuer Administration Agreement and any other document heretofore, now or hereafter executed by or on behalf of any Person, or any employee of any Person, and delivered in connection with any of the foregoing or the transactions contemplated thereby and which has been agreed to by Seller to be a Subject Document.

“Sub-Servicer” means any Person with whom the Servicer enters into a Sub-Servicing Agreement.

“Sub-Servicing Agreement” means any written contract entered into between the Servicer and any Sub-Servicer relating to the servicing, administration or collection of any Transferred Receivables.

“Subsidiary” means, with respect to any Person, any corporation or other entity (a) of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other Persons performing similar functions are at the time directly or indirectly owned by such Person or (b) that is directly or indirectly controlled by such Person within the meaning of control under Section 15 of the Securities Act of 1933.

“Subsidiary Sale Agreement” means the Subsidiary Sale Agreement, dated as of February 4, 2011, among the Transferring Subsidiaries and Seller.

“Successor Servicer” is defined in Section 6.2 of the Servicing Agreement.

“to the best knowledge of” means, when modifying a representation, warranty or covenant or other statement of any Person, that the fact or situation described therein is known by such Person (or, in the case of a Person other than a natural Person, known by any officer of such Person) making the representation, warranty or other statement, or, if such Person had exercised ordinary care in performing his or its required duties, would have been known by such Person (or, in the case of a Person other than a natural Person, would have been known by an officer of such Person).

“Transfer Agreement” means the Transfer Agreement, dated as of February 4, 2011, between Transferor and Issuer.

“Transfer Date” means a date on which Buyer acquires Receivables from Seller pursuant to Section 2.1(a).

“Transferor” means Working Capital Solutions NBCU Funding LLC, a limited liability company organized under the laws of Delaware.

“Transferor LLC Agreement” means the Limited Liability Company Agreement of Transferor, dated as of February 4, 2011.

“Transferred Assets” is defined in Section 2.1(a).

“Transferred Receivable” means any Receivable purchased by Buyer from Seller or contributed to Buyer by Seller, as applicable, pursuant to this Agreement. However, Receivables that are repurchased by Seller pursuant to this Agreement or purchased by Servicer pursuant to the Servicing Agreement shall cease to be considered “Transferred Receivables” from the date of such purchase.

“Transferring Subsidiaries” is defined in the Subsidiary Sale Agreement.

“Trust Agreement” means the Amended and Restated Trust Agreement, dated as of February 4, 2011, between Transferor and Trustee.

“Trustee” means BNY Mellon Trust of Delaware, not in its individual capacity but solely as trustee pursuant to the Trust Agreement.

“UCC” means, with respect to any jurisdiction, the Uniform Commercial Code as the same may, from time to time, be enacted and in effect in such jurisdiction.

“Write-Off” means, with respect to any Transferred Receivable, any amount indicated as uncollectible on the books of the Person then owning such Transferred Receivable, made in accordance with the Credit and Collection Policies. For the avoidance of doubt, the foregoing shall not include any uncollectible amount resulting from the factors set forth in clause (i) of the definition of “Dilutions.”

Section 1.2 Other Interpretive Matters. All terms defined directly or by incorporation in this Agreement shall have the defined meanings when used in any certificate or other document delivered pursuant thereto unless otherwise defined therein. For purposes of this Agreement and all related certificates and other documents, unless the context otherwise requires: (a) accounting terms not otherwise defined in this Agreement, and accounting terms partly defined in this Agreement to the extent not defined, shall have the respective meanings given to them under GAAP; (b) unless otherwise provided, references to any month, quarter or year refer to a calendar month, quarter or year; (c) terms defined in Article 9 of the UCC as in effect in the applicable jurisdiction and not otherwise defined in this Agreement are used as defined in that Article; (d) references to any amount as on deposit or outstanding on any particular date means such amount at the close of business on such day; (e) the words “hereof”, “herein” and “hereunder” and words of similar import refer to this Agreement (or the certificate or other document in which they are used) as a whole and not to any particular provision of this Agreement (or such certificate or document); (f) references to any Section, Schedule or Exhibit are references to Sections, Schedules and Exhibits in or to this Agreement (or the certificate or other document in which the reference is made), and references to any paragraph, subsection, clause or other subdivision within any Section or definition refer to such paragraph, subsection, clause or other subdivision of such Section or definition; (g) the term “including” means “including without limitation”; (h) references to any law or regulation refer to that law or regulation as amended from time to time and include any successor law or regulation; (i) references to any agreement refer to that agreement as from time to time amended, restated or supplemented or as the terms of such agreement are waived or modified in accordance with its terms; and (j) references to any Person include that Person’s successors and permitted assigns.

ARTICLE II

SALES AND CONTRIBUTIONS OF RECEIVABLES

Section 2.1 Sales and Contributions. (a) Subject to the terms and conditions hereof Seller shall sell, transfer and assign or contribute, as applicable, to Buyer, without recourse except as specifically provided herein, all its right, title and interest in, to and under, the following (the “Transferred Assets”): (i) each Receivable existing at the opening of business on the Closing Date owned by Seller and all proceeds of the foregoing, (ii) on each subsequent day until the Agreement Termination Date, each Receivable owned by Seller on such day and not previously sold hereunder and all proceeds of the foregoing (in the case of each of clause (i) and clause (ii), an “NBCU Sale”) and (iii) the Subsidiary Sale Agreement. The foregoing conveyance shall be effective (A) on the Closing Date, as to all Transferred Assets then existing and (B) thereafter, instantaneously upon the creation of each Transferred Asset. Buyer hereby acknowledges its acceptance of all right, title and interest to the property, now existing and hereafter created and conveyed to Buyer pursuant to this Section 2.1.

(b) Computer Files. On or before each Transfer Date, as appropriate, Seller shall indicate in its computer files that the Transferred Assets have been sold or contributed to Buyer pursuant to this Agreement.

(c) Reconstruction of General Trial Balance. If at any time Seller fails to generate its General Trial Balance, Buyer shall have the right to reconstruct such General Trial Balance so that a determination of the aggregate amount of Transferred Receivables sold and contributed, as applicable, and the Purchase Price therefor, can be made pursuant to this Article II. Seller agrees to cooperate with such reconstruction, including by delivery to Buyer, upon Buyer’s request, of copies of all Contracts and Records.

Section 2.2 Grant of Security Interest. The parties hereto intend that each NBCU Sale shall constitute a purchase and sale or capital contribution, as applicable, by Seller to Buyer and not a loan by Buyer to Seller secured by the Transferred Assets. Notwithstanding anything to the contrary set forth in this Section 2.2, if a court of competent jurisdiction determines that any transaction provided for herein constitutes a loan and not a purchase and sale or capital contribution, as applicable, then the parties hereto intend that this Agreement shall constitute a security agreement under applicable law and that Seller shall be deemed to have granted, and Seller hereby grants, to Buyer a lien and security interest in and to all of Seller’s right, title and interest in, to and under the Transferred Assets, subject only to Permitted Encumbrances.

Section 2.3 Purchase Price. (a) The purchase price for the Transferred Receivables and the other Transferred Assets related thereto shall equal the fair value of such Transferred Receivables as agreed upon by Buyer and Seller prior to such NBCU Sale (such amount for any Transferred Assets, the “Purchase Price”).

(b) The Purchase Price for any Transferred Assets sold by Seller under this Agreement during any Settlement Period, shall be payable in full in cash by Buyer to the extent Buyer has funds available for such purpose, in each case on the Settlement Date immediately following such Settlement Period, or less or more frequently if so agreed between Buyer and Seller, except that Buyer may, with respect to any NBCU Sale, offset against such Purchase Price any amounts owed by Seller to Buyer hereunder and which remain unpaid. To the extent that Buyer does not have funds available to pay such Purchase Price, the Transferred Receivables allocable to such insufficiency shall be deemed to have been transferred by Seller to Buyer as a capital contribution, in return for an increase in the value of the equity interest in Buyer held by Seller. On each such Settlement Date or other date set by the parties for payment, Buyer shall, upon satisfaction of the applicable conditions set forth in Article III, make available to Seller the Purchase Price for the applicable Transferred Assets sold during the related Settlement Period in same day funds.

Section 2.4 Adjustments to Purchase Price. If on any day the Billed Amount of any Transferred Receivable is reduced as a result of any Dilution, and the amount of such reduction exceeds the amount, if any, of Dilutions taken into account in the calculation of the Purchase Price for such Transferred Receivable, then Seller shall compensate Buyer for such reduction in the outstanding Billed Amount of such Transferred Receivable as provided below. Any adjustment required pursuant to the preceding sentence shall be made on the next following Settlement Date. The amount of each such reduction shall be deducted from the amount of the Purchase Price payable by Buyer to Seller on the Settlement Date that coincides with or next follows the date of the adjustment, and Seller shall pay Buyer on that Settlement Date any excess of the aggregate amount of such reductions over the aggregate Purchase Price otherwise payable to Seller on that Settlement Date. Notwithstanding the foregoing, on any Settlement Date the aggregate amount of such reductions shall be paid gross by Seller to Buyer, without netting against the Purchase Price, to the extent that Buyer informs Seller that Buyer requires funds to make payments on account of such reductions under any of the Related Documents. In addition, Seller shall be entitled to any payments by Obligors of amounts in respect of Dilutions previously reimbursed by Seller pursuant to this Section 2.4.

Section 2.5 Designation of Transferring Subsidiaries. Seller agrees that it shall (i) not grant any consent under Section 2.5 of the Subsidiary Sale Agreement without the prior written consent of Buyer and (ii) give Buyer any notice it receives under Section 2.5 of the Subsidiary Sale Agreement.

Section 2.6 Notice of Termination of Transferring Subsidiary. Seller agrees to give Buyer notice of any termination of the status of a Transferring Subsidiary under Section 2.6 of the Subsidiary Sale Agreement; provided that, with respect to any such Transferring Subsidiary (or Transferring Subsidiaries) to be terminated, if the then outstanding balance of such Transferring Subsidiary’s (or Transferring Subsidiaries) Transferred Receivables would exceed 5.00% of the then outstanding balance of all Transferred Receivables (without giving effect to such termination) at such time, then Seller agrees to give Buyer 60 days prior written notice of the termination of such Transferring Subsidiary (or Transferring Subsidiaries).

ARTICLE III

CONDITIONS PRECEDENT

Section 3.1 Conditions to Initial Transfer. The initial NBCU Sale hereunder shall be subject to satisfaction of each of the following conditions precedent (any one or more of which may be waived by Buyer) as of the Closing Date:

(a) Execution of Agreement. This Agreement or counterparts hereof shall have been duly executed by, and delivered to, Seller and Buyer.

(b) Delivery of Documents. Buyer shall have received such documents, instruments, agreements and Opinions of Counsel as Buyer shall reasonably request in connection with the transactions contemplated by this Agreement, each in form and substance reasonably satisfactory to Buyer.

(c) Credit and Collection Policy. A copy of Seller’s Credit and Collection Policies has been previously delivered to Buyer.

ARTICLE IV

OTHER MATTERS RELATING TO SELLER

Section 4.1 Merger or Consolidation of, or Assumption of the Obligations of, Seller, Etc.

(a) Seller shall not consolidate with or merge into any other Person or convey or transfer its properties and assets substantially as an entirety to any Person unless:

(i)	the Person formed by such consolidation or into which Seller is merged or the Person which acquires by conveyance or transfer the properties and assets of Seller substantially as an entirety shall be, if Seller is not the surviving entity, an entity organized and existing under the laws of the United States of America, any state thereof or the District of Columbia, and, if Seller is not the surviving entity, such entity shall expressly assume, by an agreement supplemental hereto, executed and delivered to Buyer, in form reasonably satisfactory to Buyer, the performance of every covenant and obligation of Seller hereunder;

(ii)	Seller has delivered to Buyer (A) an Officer’s Certificate stating that such consolidation, merger, conveyance or transfer and such supplemental agreement comply with this Section and that all conditions precedent herein provided for relating to such transaction have been complied with, and (B) an Opinion of Counsel to the effect that such supplemental agreement is a valid and binding obligation of such surviving entity enforceable against such surviving entity in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors’ rights generally from time to time in effect and except as such enforceability may be limited by general principles of equity (whether considered in a suit at law or in equity); and

(iii)	if Seller is not the surviving entity, the surviving entity shall file a new UCC financing statement with respect to any ownership interest of Buyer in the Transferred Assets.

(b) This Section 4.1 shall not be construed to prohibit or in any way limit Seller’s ability to effectuate any consolidation or merger pursuant to which Seller would be the surviving entity.

(c) The obligations of Seller hereunder shall not be assignable nor shall any Person succeed to the obligations of Seller hereunder except in each case in accordance with (i) the provisions of the foregoing paragraphs or (ii) conveyances, mergers, consolidations, assumptions, sales or transfers to other entities (A) for which Seller delivers an Officer’s Certificate to Buyer indicating that Seller reasonably believes that such action will not result in a Material Adverse Effect, (B) which meet the requirements of clause (ii) of paragraph (a) and (C) for which such purchaser, transferee, pledgee or entity shall expressly assume, in an agreement supplemental hereto, executed and delivered to Buyer in writing in form satisfactory to Buyer, the performance of every covenant and obligation of Seller thereby conveyed.

ARTICLE V

INSOLVENCY EVENTS

Section 5.1 Rights upon the Occurrence of an Insolvency Event. If an Insolvency Event occurs with respect to Seller, Seller shall, on the day any such event occurs, immediately (i) cease to transfer Receivables to Buyer and (ii) give notice of such event to the Indenture Trustee and Buyer. Notwithstanding any cessation of the transfer to Buyer of additional Receivables, Receivables transferred to Buyer prior to the occurrence of such Insolvency Event, and Collections in respect of such Receivables, shall continue to be the property of Buyer.

ARTICLE VI

REPRESENTATIONS, WARRANTIES AND COVENANTS

Section 6.1 Representations and Warranties of Seller. (a) To induce Buyer to purchase or accept the Transferred Assets, as applicable, Seller makes the following representations and warranties as of the Closing Date and each Transfer Date:

(i)	Valid Existence; Power and Authority. Seller (A) is a limited liability company duly organized, validly existing and in good standing under the laws of its jurisdiction of organization; (B) is duly qualified to conduct business and is in good standing in each other jurisdiction where its ownership or lease of property or the conduct of its business requires such qualification and where the failure to be so qualified or in good standing would have a Material Adverse Effect; and (C) has all requisite limited liability company power and authority to execute, deliver and perform its obligations under this Agreement and the Related Documents to which it is a party.

(ii)	UCC Information. The true legal name of Seller as registered in the jurisdiction of its organization, and the current location of Seller’s jurisdiction of organization and the address of its chief executive office are set forth in Schedule 6.1(a), as amended from time to time in accordance with Section 4.1 or 6.3(c). In addition, Schedule 6.1(a) lists Seller’s (A) federal employer identification number and (B) organizational identification number as designated by the jurisdiction of its organization.

(iii)

Authorization of Transaction; No Violation. The execution, delivery and performance by Seller of this Agreement and the other Related Documents to which Seller is a party and the creation and perfection of all Liens and ownership interests provided for herein: (A) have been duly authorized by all necessary limited liability company action on the part of Seller, (B) do not violate any provision of any law or regulation of any Governmental Authority, or contractual or organizational restrictions, binding on Seller, except where such violations, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect and (C) would not result in any liability on the part of Buyer to any third party or require the creation of any Lien over any asset of Seller, except as contemplated by this Agreement and the Related Documents.

(iv)	Enforceability. On or prior to the Closing Date, each of the Related Documents to which Seller is a party shall have been duly executed and delivered by Seller and each such Related Document shall then constitute a legal, valid and binding obligation of Seller enforceable against it in accordance with its terms, subject to Debtor Relief Laws and to general principles of equity.

(v)	Accuracy of Certain Information. All written factual information heretofore furnished by Seller to or at the direction of Buyer (or its assigns) for purposes of or in connection with this Agreement with respect to the Transferred Receivables (including the information provided with respect to the historical information attached as Exhibit E to each Indenture Supplement) or the financial condition of Seller or any transaction contemplated hereby was true, complete and correct in all material respects on the date as of which such information was stated or certified, or as of the date most recently updated thereafter.

(vi)	Use of Proceeds. No proceeds received by Seller under this Agreement will be used by it for any purpose that violates Regulation U of the Federal Reserve Board.

(vii)	Financial Statements. As of the Closing Date, any financial statements delivered by Seller (a) have been prepared in accordance with GAAP; and (b) fairly present the consolidated financial condition and results of operations of Seller and its consolidated Subsidiaries as of the dates thereof and for the periods then ended. Since June 30, 2010, there has been no change in the assets or consolidated financial condition of Seller that would cause a Material Adverse Effect.

(viii)	Insolvency. Seller has not taken any action and, to the best knowledge of Seller, no steps have been taken or legal proceedings started or threatened against it for its winding up, dissolution or re-organization or for the appointment of a receiver, administrator, administrative receiver, trustee or similar officer of it or any or all of its assets.

(ix)

Action; Suits. There is no Litigation pending, or to the best knowledge of Seller threatened, against or affecting Seller or any Affiliate of Seller or their respective properties, in or before any Governmental Authority or arbitrator, which are reasonably likely to be determined adversely and if so determined would, individually or in the aggregate, have a Material Adverse Effect.

(x)	Tax Status; Sale Treatment. Seller has (i) filed all material tax returns (federal, state and local) required to be filed and paid or made adequate provision for the payment of all material taxes, assessments and other governmental charges, except such taxes, assessments and other governmental charges, if any, as are being contested in good faith by appropriate proceedings and as to which adequate reserves have been established and maintained in accordance with GAAP, and, except for the failure to file tax returns and/or pay taxes which failures do not, in the aggregate, have a Material Adverse Effect and (ii) accounted for each sale of the Transferred Assets hereunder, in its books and financial statements as sales (other than for income tax purposes), consistent with GAAP.

(xi)	ERISA. (i) Except as would not reasonably be expected to have a Material Adverse Effect, to the best knowledge of Seller no steps have been taken by any Person to terminate any pension plan the assets of which are not sufficient to satisfy all of Seller’s benefit liabilities (as determined under Title IV of ERISA) and (ii) no contribution failure has occurred with respect to any pension plan sufficient to give rise to a lien under Section 302(f) of ERISA.

(xii)	Know your customer undertakings. The Seller has taken commercially reasonable action to comply in all material respects with the undertakings set forth in Schedule 6.1(a)(xii).

(xiii)	Transferred Receivables. Each Receivable (i) included as an Eligible Receivable in any Monthly Report (as defined in any Indenture Supplement) delivered by the Servicer pursuant to any Indenture Supplement or (ii) included in the calculation of the Net Eligible Receivables definition as set forth in any Indenture Supplement, in fact satisfies at the time of such delivery or inclusion the definition of Eligible Receivable.

(xiv)	Perfection; Authorization. (i) The additional representations and warranties set forth in Schedule 6.1(a)(xiv) are true and correct in all material respects and (ii) other than the filing of financing continuation statements required after the date this representation and warranty is made or is deemed made, all authorizations, consents, orders or approvals of or registrations or declarations with any Governmental Authority required to be obtained, effected or given by Seller in connection with the conveyance by Seller of the Transferred Receivables to Buyer have been duly obtained, effected or given and are in full force and effect.

(xv)	Notification Procedures. Seller has in place procedures that are reasonably designed to assure that each Responsible Officer receives timely notice of each matter for which notice to a Responsible Officer may, under this Agreement, be a prerequisite to the occurrence of any event.

The representations and warranties made in this Section 6.1(a) shall survive the sale or contribution of the Transferred Assets to Buyer, any subsequent assignment, contribution or sale of the Transferred Assets by Buyer, and the termination of this Agreement and the other Related Documents and shall continue until the payment in full of all Transferred Assets.

(b) Upon discovery by Seller or Buyer of a breach of any of the representations and warranties by Seller set forth in this Section 6.1, the party discovering such breach shall give prompt written notice to the other. Seller agrees to cooperate with Buyer in attempting to cure any such breach.

(c) If any representation or warranty of Seller contained in Section 6.1(a)(xiii) is not true and correct in any material respect as of the date specified therein with respect to any Transferred Receivable, upon the discovery thereof by Seller or receipt by Seller or a designee of Seller of notice thereof given by Buyer or its assigns, such Transferred Receivable shall then be designated an “Ineligible Receivable” and Seller shall be deemed to have received on the date of such designation Collections in the amount of the Adjusted Receivable Balance of such Receivable in full. Not later than the first Settlement Date after Seller is deemed pursuant to this Section 6.1(c) to have received any Collections, Seller shall transfer to Servicer on behalf of Buyer immediately available funds in the amount of such deemed Collections. Seller shall be entitled to any payments by Obligors in respect of a Receivable designated as an Ineligible Receivable pursuant to this Section 6.1(c) from and after the date Seller has made a payment pursuant to the immediately preceding sentence.

(d) If any representation or warranty of Seller contained in Section 6.1(a)(i) through 6.1(a)(xii) and Section 6.1(a)(xiv) of this Agreement is not true and correct in any material respect and the factors causing such representation or warranty to be inaccurate have a material adverse effect on the Transferred Receivables transferred to Buyer by Seller or the availability of the proceeds thereof to Buyer, then Seller shall be obligated to accept a reassignment of the Transferred Receivables if such breach and any material adverse effect caused by such breach is not cured within 30 days of receipt of notice of such breach from Buyer; provided that such Transferred Receivables will not be reassigned to Seller if, on any day prior to the end of such 30-day period (i) the relevant representation and warranty shall be true and correct in all material respects as if made on such day and (ii) Seller shall have delivered an Officer’s Certificate describing the nature of such breach and the manner in which the relevant representation and warranty became true and correct.

In connection with a reassignment pursuant to the preceding sentence, Seller shall pay to Buyer in immediately available funds not later than 12:00 noon, New York City time, on the first Settlement Date following the Settlement Period in which such reassignment obligation arises, in payment for such reassignment, an amount equal to the Aggregate Reassignment Amount. The payment of such deposit amount in immediately available funds shall otherwise be considered payment in full of all of such Transferred Receivables.

(e) Upon the payment, if any, required to be made to Buyer as provided in Section 6.1(d), Buyer shall automatically and without further action be deemed to transfer, assign, set over and otherwise convey to Seller or its designee, without recourse, representation or warranty, all the right, title and interest of Buyer in and to the Transferred Receivables, all moneys due or to become due and all amounts received with respect thereto and all proceeds thereof. Buyer shall execute such documents and instruments of transfer or assignment and take such other actions as shall reasonably be requested by Seller to effect the conveyance of the Transferred Receivables pursuant to this Section 6.1(e). The obligation of Seller to make the payments, if any, required to be made pursuant to Sections 6.1(c) and 6.1(d) shall be the sole remedy respecting any event giving rise to such obligation available to Buyer or any assignee of its rights under this Agreement.

Section 6.2 Affirmative Covenants of Seller. Seller covenants and agrees that, unless otherwise consented to by Buyer, from and after the Closing Date and until the date after the Agreement Termination Date when the outstanding balances of all Transferred Receivables have been reduced to zero:

(a) Conduct of Business; Ownership. Seller shall, and shall cause each of its Subsidiaries to, carry on and conduct its business in substantially the same manner and in substantially the same fields of enterprise as it is presently conducted and in fields of enterprise reasonably related thereto or which represent reasonable extensions thereof and, except where the failure to do so would not have a Material Adverse Effect, do all things necessary to remain duly organized, validly existing and in good standing as a domestic limited liability company in its jurisdiction of formation and maintain all requisite authority to conduct its business in each jurisdiction in which its business is conducted. Buyer shall at all times be a wholly-owned Subsidiary of Seller.

(b) Records; Electronic Data. Seller shall at its own cost and expense, for not less than three years from the date on which each Transferred Receivable was originated, or for such longer period as may be required by law, maintain adequate Records with respect to such Transferred Receivable, including records of all payments received, credits granted and merchandise returned with respect thereto. Seller shall give Buyer prompt notice of any material change in its administrative and operating procedures with respect to the keeping of such Records. Seller shall (i) provide all electronic data in accordance with Seller’s ordinary business practices or as otherwise required by the terms of the Sub-Servicing Agreement; (ii) make suitable contingency arrangements to cover information technology system, communication or operating failures that would prevent or adversely affect its ability to provide electronic data to Buyer in accordance with Seller’s ordinary business practices or as otherwise required by the terms of the Sub-Servicing Agreement; (iii) ensure that all electronic data provided by it with respect to the

Transferred Assets is materially correct, complete, duly authorized and not misleading in any material respect; and (iv) notify Buyer promptly if it learns or suspects that there has occurred any failure or delay in accessing any electronic data, any error in or affecting the provision of any electronic data or any programming error or defect that may have caused corruption of any electronic data which could have a Material Adverse Effect, and to co-operate with Buyer in trying to remedy the same.

(c) Access. (i) Subject to Section 6.2(c)(iv) below and any applicable confidentiality or similar agreement, at any reasonable time, upon at least two Business Days’ prior notice to Seller, Seller shall permit representatives or agents of Buyer (including, for purposes of any inspection (but not visit), internal auditors but excluding any third party auditors), during normal business hours to (A) visit the properties of Seller utilized in connection with the collection, processing or servicing of the Transferred Assets, and to discuss matters relating to the Transferred Assets or Seller’s performance and activities under or in connection with this Agreement with any officer, employee or internal accountants of Seller having knowledge of such matters and (B) inspect and examine the Records and make copies of and abstracts from such Records relating to the Transferred Assets and otherwise inspect Seller’s information technology systems or other data or computer systems. Buyer (or such Person as Buyer may designate) shall be responsible for any expenses it incurs in connection with any visit or inspection.

(ii) Subject to Section 6.2(c)(iv) below and any applicable confidentiality or similar agreement, at any reasonable time, upon at least two Business Days’ prior notice to Seller, Seller shall permit representatives or agents of Buyer (including any third party auditors) to conduct audits related to the foregoing matters listed in Section 6.2(c)(i). Seller shall be responsible for all costs and expenses of any audit (including the reasonable costs and expenses of Buyer) up to a maximum amount of $50,000 per audit; provided that such maximum shall not apply to the Dilution Data Review or the Dilution Process Review conducted pursuant to the Sub-Servicing Agreement.

(iii) Seller shall authorize such officers, employees, independent accountants and consultants, as applicable, to discuss with Buyer (or such Person as Buyer may designate) the affairs of Seller as such affairs relate to the applicable Transferred Assets.

(iv) Any such (A) visit described in Section 6.2(c)(i) above shall be conducted at any time at Buyer’s reasonable request, (B) inspection described in Section 6.2(c)(i) above shall be conducted no more than once per calendar quarter and (C) audit described in Section 6.2(c)(ii) above shall be conducted no more than once per 12-month period (provided that the “Dilution Data Review,” and “Dilution Process Review” conducted pursuant to the Sub-Servicing Agreement or any annual due diligence meeting conducted by a lender in accordance with the related Loan Agreement, as applicable, shall not count towards such audit limitation but any other audit conducted pursuant to Section 4.1(a) of the Sub-Servicing Agreement, Section 6.2(b) of the NBCU Transfer Agreement or

Section 6.2(c) of the Subsidiary Sale Agreement shall be included in such audit limitation) and, in each case, shall be conducted in accordance with Seller’s rules respecting safety and security on its premises and without materially disrupting operations; provided that there shall be no restrictions as to the number of inspections or audits Buyer or its designee may perform after the occurrence of a Sub-Servicer Trigger Event (as defined in the Sub-Servicing Agreement). It is understood that any inspection or audit by Buyer or its designee hereunder may include Seller and any or all of the Transferring Subsidiaries and any limitations on such inspections or audits herein or in the other Related Documents shall be applicable.

(d) Compliance with Agreements and Applicable Laws. Seller shall comply with the terms of each Related Document to which it is a party and with all federal, state and local laws and regulations applicable to the Transferred Assets, except to the extent that the failure to so comply, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

(e) Notice of Material Event. Seller shall promptly inform Buyer in writing of the occurrence of any of the following of which Seller has knowledge, in each case setting forth the details thereof and what action, if any, Seller proposes to take with respect thereto:

(i)	any Litigation commenced against Seller with respect to or in connection with all or any substantial portion of the Transferred Assets or developments in such Litigation, in each case, that Seller believes has a reasonable risk of being determined adversely and, if adversely determined, having a Material Adverse Effect;

(ii)	the commencement of a proceeding against Seller seeking a decree or order in respect of Seller (A) under any Debtor Relief Laws, (B) appointing a custodian, receiver, liquidator, assignee, trustee or sequestrator (or similar official) for Seller or for any substantial part of Seller’s assets, or (C) ordering the winding-up or liquidation of the affairs of Seller; or

(iii)	any breach by Seller of any representation, warranty or covenant made by Seller under this Agreement.

(f) Notice of Liens. Seller shall notify Buyer promptly after a Responsible Officer of Seller shall become aware of any Lien on any Transferred Asset other than Permitted Encumbrances.

(g) Information for Reports. Seller shall promptly deliver any material written information, documents, records or reports with respect to the Transferred Receivables in its possession or that Buyer shall reasonably request.

(h) Deposit of Collections. Seller shall transfer and cause its Subsidiaries to transfer to Buyer or the Servicer on its behalf, promptly, and in any event no later than

2:00 p.m. (New York City time) on the Business Day that the Servicer is required to remit such Collections under the Servicing Agreement, all Collections it may receive in respect of Transferred Assets.

(i) Contracts and Credit and Collection Policies. Seller shall comply with and perform its obligations under the Contracts with respect to any Transferred Receivables and the Credit and Collection Policies except it shall not constitute a breach under this clause (i) insofar as any such failure to comply or perform would not adversely affect the rights of Buyer in any material respect. For the avoidance of doubt, in the event that Seller is no longer acting in its capacity as the Sub-Servicer it shall continue to perform the invoicing and billing procedures it would otherwise perform in the ordinary course of its business.

(j) Taxes. Seller shall pay all taxes due and payable (or, where payments of tax must be made by reference to estimated amounts, such estimated tax (calculated in good faith) as due and payable for the relevant period) by it prior to the accrual of any fine or penalty for late payment, unless (and only to the extent that) payment of those taxes is being contested in good faith and adequate reserves are being maintained for those taxes and the costs required to contest them; and, except for taxes where the failure to pay those taxes does not have a Material Adverse Effect.

(k) Financial Statements. Seller shall provide to Buyer (i) as soon as available and in any event within 60 days after the end of the first three quarters of any fiscal year, consolidated balance sheets of Seller and its Subsidiaries as of the end of such quarter and consolidated statements of income and consolidated cash flows of Seller and its Subsidiaries for such quarter and the portion of the fiscal year then elapsed, certified by a Responsible Officer of Seller; (ii) as soon as available, and in any event within 105 days after the end of each fiscal year of Seller, audited financial statements for such year of Seller and its consolidated Subsidiaries and prepared in accordance with GAAP and certified by Deloitte & Touche LLP or other independent public accountants of recognized national standing reasonably acceptable to Buyer; provided that, with respect to the 2010 fiscal year, such audited financial statements shall be provided upon the later of (x) April 15, 2011 and (y) the date occurring 90 days after the closing date of the joint venture between General Electric Company and Comcast Corporation; provided further that Buyer shall be deemed to have met such requirement if it shall have publicly filed reports at such time with the Securities and Exchange Commission which shall include such financial statements (when such filing is available on EDGAR).

(l) Reporting. Seller shall provide to Buyer (i) on each “Reporting Date” (as such term is defined in the Servicing Agreement) a report of the account activity substantially in the form of Exhibit C; and (ii) such other information documents, records or reports in respect of the Transferred Assets or the financial condition of Seller or any of its Subsidiaries as Buyer may from time to time reasonably request.

(m) Bankruptcy; Nonconsolidation. Seller shall take all actions required to maintain Buyer’s status as a separate legal entity, including the following actions:

(A)	Seller shall maintain its corporate records and books of account separate from those of Buyer.

(B)	Seller shall at all times hold itself out to the public and all other Persons as a legal entity separate from Buyer.

(C)	Seller shall maintain an arm’s-length relationship with Buyer and shall not hold itself out as being liable for any indebtedness of Buyer or, other than by reason of owning the membership interests of Buyer, for any decisions or actions relating to Buyer.

(D)	Seller shall keep its assets and its liabilities wholly separate from those of Buyer, except as may be expressly permitted by the Related Documents.

(E)	Seller shall conduct its business in its own name and not mislead third parties by conducting or appearing to conduct business on behalf of Buyer or expressly or impliedly representing or suggesting that Seller is liable or responsible for any indebtedness of Buyer or that the assets of Seller are available to pay the creditors of Buyer.

(F)	Seller shall at all times have stationery and other business forms separate from those of Buyer.

(G)	Seller shall at all times limit its transactions with Buyer only to those expressly permitted hereunder or under any other Related Document.

(H)	Seller shall file its own tax returns, if any, as may be required under applicable law, to the extent (1) not part of a consolidated group filing a consolidated return or returns or (2) not treated as a division of another taxpayer or an entity that is disregarded as an entity separate from its owner for tax purposes.

(I)	Seller shall maintain separate financial statements from Buyer.

(J)	Seller shall comply with (and cause to be true and correct) each of the facts and assumptions relating to Seller contained in the Opinions of Counsel of Dewey & Leboeuf LLP relating to non-consolidation.

(n) Enforcement of Subsidiary Sale Agreement. Seller, on its own behalf and on behalf of Buyer, shall promptly enforce all covenants and obligations of each Transferring Subsidiary contained in the Subsidiary Sale Agreement; provided that Seller shall not conduct or designate any Person to conduct any audit or inspection pursuant to Section 6.2(c) of the Subsidiary Sale Agreement unless it has been directed to take such action by Buyer. Seller shall deliver consents, approvals, directions, notices, waivers and take other actions under the Subsidiary Sale Agreement as may be directed by Buyer.

Section 6.3 Negative Covenants of Seller. Seller covenants and agrees that, without the prior written consent of Buyer, from and after the Closing Date and until the date after the Agreement Termination Date when the outstanding balances of all Transferred Receivables transferred hereunder prior to such Agreement Termination Date have been reduced to zero:

(a) No Sales, Liens, Etc. Except as otherwise provided herein, Seller shall not sell, assign or otherwise dispose of, or create, incur, assume or permit to exist any Lien (other than Permitted Encumbrances) on or with respect to the Transferred Assets or any account to which any Collections on the Transferred Receivables are sent, or otherwise assign any right to receive income in respect thereof. In addition, Seller shall not sell, assign or otherwise transfer any or all of its membership interest in Buyer at any time.

(b) Modifications of Receivables or Contracts. Seller shall not extend, amend, forgive, discharge, compromise, cancel, waive or otherwise modify the terms or conditions of any Transferred Receivable or Contract, as applicable, except pursuant to its rights and obligations as Sub-Servicer in accordance with its Credit and Collection Policy (but only to the extent allowable under Sections 2.4 and 2.6 of the Servicing Agreement).

(c) No Change in Business or Credit and Collection Policy. Seller shall not make any change (i) in the character of its business which change could impair, individually or in the aggregate, the value, collectability, validity, enforceability or quality of any Transferred Receivable or otherwise have, individually or in the aggregate, a Material Adverse Effect or (ii) to the Credit and Collection Policy or the application thereof, except, with respect to this clause (ii), with the prior consent of Buyer, which consent shall not be unreasonably withheld, conditioned or delayed.

(d) UCC Matters. Seller shall not change its state of organization or incorporation or its name or make any other change such that any financing statement filed to perfect Buyer’s interests under this Agreement would become seriously misleading, unless Seller shall have given Buyer not less than 30 days’ prior written notice of such change and such documents, instruments or agreements, executed by Seller as are necessary to reflect such change and to continue the perfection of Buyer’s ownership interests or security interests in the Transferred Assets.

(e) No Proceedings. From and after the Closing Date and until the date one year plus one day following the date on which all amounts due with respect to securities that were issued by, or indebtedness owing by, any entity holding Transferred Assets or an interest therein have been paid in full in cash, Seller shall not, directly or indirectly, institute or cause to be instituted against Buyer any bankruptcy, reorganization, arrangement, insolvency or liquidation proceeding or other proceeding under any Debtor Relief Laws; provided that the foregoing shall not in any way limit Seller’s right to pursue any other creditor rights or remedies that Seller may have under any applicable law.

(f) Sale Characterization. For accounting purposes, Seller shall not account for the transactions contemplated by this Agreement in any manner other than, with respect to the sale or contribution, as applicable, of each of the Transferred Receivables, as a true sale and/or absolute assignment of its full right, title and ownership interest in the related Transferred Assets to Buyer. Seller shall also maintain its records and books of account in a manner which clearly reflects each such sale or contribution of the Transferred Receivables to Buyer.

(g) Amendment to Subsidiary Sale Agreement or NBCU Funding LLC Agreement. Seller shall not amend, waive any provision of or otherwise modify, or consent to the amendment, waiver of any provision of or modification of, the Subsidiary Sale Agreement or the NBCU Funding LLC Agreement without the consent of Buyer.

ARTICLE VII

INDEMNIFICATION

Section 7.1 Indemnification. Without limiting any other rights that Buyer or any of its members, managers, officers, directors, employees, attorneys, agents or representatives (each, a “Buyer Indemnified Person”) may have hereunder or under applicable law, Seller hereby agrees to, indemnify and hold harmless each Buyer Indemnified Person from and against any and all Indemnified Amounts that may be claimed or asserted against or incurred by any such Buyer Indemnified Person to the extent arising from or related to the following; provided, that Seller shall have no obligation to indemnify any Buyer Indemnified Person for any loss, cost or expense incurred by such Buyer Indemnified Person resulting from (a) such Buyer Indemnified Person’s bad faith, gross negligence or willful misconduct, (b) any income tax or franchise tax incurred by any Buyer Indemnified Person, except to the extent that the incurrence of any such tax results from a breach of or default by Seller under this Agreement or (c) the bankruptcy, insolvency or financial inability of any Obligor to pay any amount owed by such Obligor in respect of its related Receivable:

(a) breach by Seller of any representation, warranty, covenants or other agreements made by Seller or any officers of Seller under or in connection with this Agreement;

(b) any failure of Seller to perform its duties or obligations in accordance with the provisions hereof;

(c) the failure by Seller to comply with any term, provision or covenant contained in this Agreement or any of the other Related Documents to which it is a party or to perform any of its respective duties under the Transferred Receivables or related Contracts;

(d) matters arising out of any breach by Seller of its obligations under any data protection legislation to which it is subject;

(e) any information, report or other electronic data furnished to Buyer by Seller shall have been incorrect, incomplete or inaccurate;

(f) any attempt by any Person to void, rescind or set-aside any transfer by Seller to Buyer of any Transferred Asset under statutory provisions or common law or equitable action, including any provision of the Debtor Relief Laws or other insolvency law based on an insolvency or similar event of Seller or any of its affiliates; or

(g) any action taken by Seller in the enforcement or collection of any Receivable.

ARTICLE VIII

MISCELLANEOUS

Section 8.1 Notices. Except as otherwise provided herein, whenever it is provided herein that any notice, demand, request, consent, approval, declaration or other communication shall or may be given to or served upon any of the parties by any other parties, or whenever any of the parties desires to give or serve upon any other parties any communication with respect to this Agreement, each such notice, demand, request, consent, approval, declaration or other communication shall be in writing and shall be deemed to have been validly served, given or delivered (a) upon the earlier of actual receipt and three Business Days after deposit in the United States mail, registered or certified mail, return receipt requested, with proper postage prepaid, (b) upon transmission, when sent by facsimile, email or other similar electronic transmission (with such transmission promptly confirmed by delivery of a copy by personal delivery or United States mail as otherwise provided in this Section 8.1), (c) one Business Day after deposit with a reputable overnight courier with all charges prepaid or (d) when delivered, if hand-delivered by messenger, all of which shall be addressed to the party to be notified and sent to the address or facsimile number set forth below or to such other address (or facsimile number) as may be substituted by notice given as herein provided. The giving of any notice required hereunder may be waived in writing by the party entitled to receive such notice. Failure or delay in delivering copies of any notice, demand, request, consent, approval, declaration or other communication to any Person (other than Buyer) designated in any written communication provided hereunder to receive copies shall in no way adversely affect the effectiveness of such notice, demand, request, consent, approval, declaration or other communication. Notwithstanding the foregoing, whenever it is provided herein that a notice is to be given to any other party hereto by a specific time, such notice shall be effective only if actually received by such party prior to such time, and if such notice is received after such time or on a day other than a Business Day, such notice shall be effective only on the immediately succeeding Business Day.

If to Seller:

NBCUniversal Media, LLC 30 Rockefeller Plaza New York, NY 10112
Attention:	Jonathan Zucker
James F. Leddy
Jacqueline J. Loomans-Thuecks

Telephone No.:	212-664-2416 (Jonathan Zucker)
212-413-6231 (James F. Leddy) 212-413-5492 (Jacqueline J. Loomans-Thuecks)
Facsimile No.:	212-664-4878 (Department Fax)

E-mail:	jonathan.zucker@nbcuni.com james.leddy@nbcuni.com jacqueline.loomans-thuecks@nbcuni.com

If to Buyer:

NBCUniversal Funding LLC 30 Rockefeller Plaza, 10th Floor New York, NY 10112
Attention:	Senior Vice President – Corporate and Transactions Law W. Scott Seeley James F. Leddy

Telephone No.:	212-664-2294 (W. Scott Seeley) 212-413-6231 (James F. Leddy)

Facsimile No.:	212-664-4878 (Department Fax)

E-mail:	scott.seeley@nbcuni.com james.leddy@nbcuni.com

in either case, with copies to:

General Electric Capital Corporation
10 Riverview Drive Danbury, CT 06810-6268
Attention:	Capital Markets Operations
Telephone:	(203) 749-6005
Facsimile:	(203) 749-4054

Working Capital Solutions NBCU Funding LLC 201 Merritt 7 Norwalk, CT 06851
Attention:	Counsel Working Capital Solutions
Telephone:	(203) 229-5563
Facsimile:	(718) 247-5784

Section 8.2 No Waiver; Remedies. (a) Either party’s failure, at any time or times, to require strict performance by the other party hereto of any provision of this Agreement shall not waive, affect or diminish any right of such party thereafter to demand strict compliance and performance herewith or therewith. Any suspension or waiver of any breach or default hereunder shall not suspend, waive or affect any other breach or default whether the same is prior or subsequent thereto and whether of the same or a different type. None of the undertakings, agreements, warranties, covenants and representations of either party contained in this Agreement, and no breach or default by either party hereunder or thereunder, shall be deemed to have been suspended or waived by the other party unless such waiver or suspension is by an instrument in writing signed by an officer of or other duly authorized signatory of such party and directed to the defaulting party specifying such suspension or waiver.

(b) Each party’s rights and remedies under this Agreement shall be cumulative and nonexclusive of any other rights and remedies that such party may have under any other agreement, including the other Related Documents, by operation of law or otherwise.

Section 8.3 Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of Seller and Buyer and their respective successors and permitted assigns, except as otherwise provided herein. Except as provided below and in Section 4.1, neither Seller nor Buyer may assign, transfer, hypothecate or otherwise convey its rights, benefits, obligations or duties hereunder without the prior express written consent of the other party. Any such purported assignment, transfer, hypothecation or other conveyance without such prior express written consent shall be void. Seller acknowledges that under the NBCU Transfer Agreement Buyer will assign its rights granted hereunder to Transferor, and upon such assignment, Transferor shall have, to the extent of such assignment, all rights of Buyer hereunder and such transferee may in turn transfer such rights. The terms and provisions of this Agreement are for the purpose of defining the relative rights and obligations of Seller and Buyer with respect to the transactions contemplated hereby and no Person (other than Transferor and Issuer) shall be a third-party beneficiary of any of the terms and provisions of this Agreement.

Section 8.4 Termination. This Agreement shall create and constitute the continuing obligations of the parties hereto in accordance with its terms, and shall remain in full force and effect until the earlier of (a) the termination of Issuer and (b) the Determination Date which falls at least 60 days after the date selected by Seller upon prior notice thereof to Buyer (such date the “Agreement Termination Date”); [***].

Section 8.5 Survival. Except as otherwise expressly provided herein or in any other Related Document, no termination or cancellation (regardless of cause or procedure) of any commitment made by Buyer under this Agreement shall in any way affect or impair the obligations, duties and liabilities of Seller or the rights of Buyer relating to any unpaid portion of any and all obligations of Seller to Buyer, due or not due, liquidated, contingent or unliquidated or any transaction or event occurring prior to such termination, or any transaction or event, the performance of which is required after the Agreement Termination Date. Except as otherwise expressly provided herein or in any other Related Document, all undertakings, agreements, covenants, warranties and representations of or binding upon Seller, and all rights of Buyer hereunder shall not terminate or expire, but rather shall survive any such termination or cancellation and shall continue in full force and effect until the date after the Agreement Termination Date when the outstanding balances of all Transferred Receivables transferred hereunder prior to such Agreement Termination Date have been reduced to zero; provided, that the rights and remedies pursuant to Sections 6.1(b) through (e), the indemnification and payment provisions of Article VII, and the provisions of Sections 2.4, 6.3(e), 8.3, 8.5, 8.11, 8.13 and 8.15 shall be continuing and shall survive any termination of this Agreement.

Section 8.6 Complete Agreement; Modification of Agreement. This Agreement constitutes the complete agreement between the parties with respect to the subject matter hereof, supersedes all prior agreements and understandings relating to the subject matter hereof and thereof, and may not be modified, altered or amended except by written agreement of the parties hereto. Notwithstanding any other provision of this Section 8.6, Schedule 6.1(a) shall be automatically amended upon delivery by Seller to Buyer of an updated Schedule 6.1(a).

Section 8.7 GOVERNING LAW; CONSENT TO JURISDICTION; WAIVER OF JURY TRIAL. (a) THIS AGREEMENT AND THE OBLIGATIONS ARISING HEREUNDER SHALL IN ALL RESPECTS, INCLUDING ALL MATTERS OF CONSTRUCTION, VALIDITY AND PERFORMANCE, BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF NEW YORK (INCLUDING SECTION 5-1401(1) OF THE GENERAL OBLIGATIONS LAW, BUT WITHOUT REGARD TO ANY OTHER CONFLICT OF LAW PROVISIONS THEREOF) AND ANY APPLICABLE LAWS OF THE UNITED STATES OF AMERICA.

(b) EACH PARTY HERETO HEREBY CONSENTS AND AGREES THAT THE STATE OR FEDERAL COURTS LOCATED IN THE BOROUGH OF MANHATTAN IN NEW YORK CITY SHALL HAVE EXCLUSIVE JURISDICTION TO HEAR AND DETERMINE ANY CLAIMS OR DISPUTES BETWEEN THEM PERTAINING TO THIS AGREEMENT OR TO ANY MATTER ARISING OUT OF OR RELATING TO THIS AGREEMENT; PROVIDED, THAT EACH PARTY HERETO ACKNOWLEDGES THAT ANY APPEALS FROM THOSE COURTS MAY HAVE TO BE HEARD BY A COURT LOCATED OUTSIDE OF THE BOROUGH OF MANHATTAN IN NEW YORK CITY; PROVIDED FURTHER, THAT NOTHING IN THIS AGREEMENT SHALL BE DEEMED OR OPERATE TO PRECLUDE BUYER FROM BRINGING SUIT OR TAKING OTHER LEGAL ACTION IN ANY OTHER JURISDICTION TO REALIZE ON THE RECEIVABLES OR ANY SECURITY FOR THE OBLIGATIONS OF SELLER ARISING HEREUNDER OR TO ENFORCE A

JUDGMENT OR OTHER COURT ORDER IN FAVOR OF BUYER. EACH PARTY HERETO SUBMITS AND CONSENTS IN ADVANCE TO SUCH JURISDICTION IN ANY ACTION OR SUIT COMMENCED IN ANY SUCH COURT, AND EACH PARTY HERETO HEREBY WAIVES ANY OBJECTION THAT SUCH PARTY MAY HAVE BASED UPON LACK OF PERSONAL JURISDICTION, IMPROPER VENUE OR FORUM NON CONVENIENS AND HEREBY CONSENTS TO THE GRANTING OF SUCH LEGAL OR EQUITABLE RELIEF AS IS DEEMED APPROPRIATE BY SUCH COURT. EACH PARTY HERETO HEREBY WAIVES PERSONAL SERVICE OF THE SUMMONS, COMPLAINT AND OTHER PROCESS ISSUED IN ANY SUCH ACTION OR SUIT AND AGREES THAT SERVICE OF SUCH SUMMONS, COMPLAINT AND OTHER PROCESS MAY BE MADE BY REGISTERED OR CERTIFIED MAIL ADDRESSED TO SUCH PARTY AT ITS ADDRESS DETERMINED IN ACCORDANCE WITH SECTION 8.1 AND THAT SERVICE SO MADE SHALL BE DEEMED COMPLETED UPON THE EARLIER OF SUCH PARTY’S ACTUAL RECEIPT THEREOF OR THREE DAYS AFTER DEPOSIT IN THE UNITED STATES MAIL, PROPER POSTAGE PREPAID. NOTHING IN THIS SECTION SHALL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE LEGAL PROCESS IN ANY OTHER MANNER PERMITTED BY LAW.

(c) BECAUSE DISPUTES ARISING IN CONNECTION WITH COMPLEX FINANCIAL TRANSACTIONS ARE MOST QUICKLY AND ECONOMICALLY RESOLVED BY AN EXPERIENCED AND EXPERT PERSON AND THE PARTIES WISH APPLICABLE STATE AND FEDERAL LAWS TO APPLY (RATHER THAN ARBITRATION RULES), THE PARTIES DESIRE THAT THEIR DISPUTES BE RESOLVED BY A JUDGE APPLYING SUCH APPLICABLE LAWS. THEREFORE, TO ACHIEVE THE BEST COMBINATION OF THE BENEFITS OF THE JUDICIAL SYSTEM AND OF ARBITRATION, THE PARTIES HERETO WAIVE ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, SUIT, OR PROCEEDING BROUGHT TO RESOLVE ANY DISPUTE, WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE, ARISING OUT OF, CONNECTED WITH, RELATED TO, OR INCIDENTAL TO THE RELATIONSHIP ESTABLISHED AMONG THEM IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 8.8 Counterparts. This Agreement may be executed in any number of separate counterparts, each of which shall collectively and separately constitute one agreement.

Section 8.9 Severability. Wherever possible, each provision of this Agreement shall be interpreted in such a manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity without invalidating the remainder of such provision or the remaining provisions of this Agreement.

Section 8.10 Section Titles. The section titles and table of contents contained in this Agreement are provided for ease of reference only and shall be without substantive meaning or content of any kind whatsoever and are not a part of the agreement between the parties hereto.

Section 8.11 No Setoff. Seller’s obligations under this Agreement shall not be affected by any right of setoff, counterclaim, recoupment, defense or other right Seller might have against Buyer, all of which rights are hereby expressly waived by Seller.

Section 8.12 Confidentiality. NOTWITHSTANDING ANYTHING TO THE CONTRARY SET FORTH HEREIN, THE OBLIGATIONS OF CONFIDENTIALITY CONTAINED HEREIN, SHALL NOT APPLY TO THE FEDERAL TAX STRUCTURE OR FEDERAL TAX TREATMENT OF THIS TRANSACTION, AND EACH PARTY (AND ANY EMPLOYEE, REPRESENTATIVE, OR AGENT OF ANY PARTY) MAY DISCLOSE TO ANY AND ALL PERSONS, WITHOUT LIMITATION OF ANY KIND, THE FEDERAL TAX STRUCTURE AND FEDERAL TAX TREATMENT OF THIS TRANSACTION. THE PRECEDING SENTENCE IS INTENDED TO CAUSE THIS TRANSACTION TO BE TREATED AS NOT HAVING BEEN OFFERED UNDER CONDITIONS OF CONFIDENTIALITY FOR PURPOSES OF SECTION 1.6011-4(B)(3) (OR ANY SUCCESSOR PROVISION) OF THE TREASURY REGULATIONS PROMULGATED UNDER SECTION 6011 OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED, AND SHALL BE CONSTRUED IN A MANNER CONSISTENT WITH SUCH PURPOSE. IN ADDITION, EACH PARTY ACKNOWLEDGES THAT IT HAS NO PROPRIETARY OR EXCLUSIVE RIGHTS TO THE FEDERAL TAX STRUCTURE OF THIS TRANSACTION OR ANY FEDERAL TAX MATTER OR FEDERAL TAX IDEA RELATED TO THIS TRANSACTION.

Section 8.13 Further Assurances. (a) Seller shall, at its sole cost and expense, upon request of Buyer, promptly and duly authorize, execute and/or deliver, as applicable, any and all further instruments and documents and take such further actions that Buyer may reasonably request to obtain, hold, administer and enforce the interests in the Transferred Assets herein granted, including authorizing and filing any financing or continuation statements under the UCC with respect to the ownership interests or Liens granted hereunder (in each case subject to any exclusions herein stated). Seller hereby authorizes Buyer to file any such financing or continuation statements without the signature of Seller to the extent permitted by applicable law. A carbon, photographic or other reproduction of this Agreement or of any notice or financing statement covering the Transferred Assets or any part thereof shall be sufficient as a notice or financing statement where permitted by law. If any amount payable under or in connection with any of the Transferred Assets is or shall become evidenced by any instrument, such instrument, other than checks and notes received in the ordinary course of business, shall be duly endorsed in a manner satisfactory to Buyer immediately upon Seller’s receipt thereof and promptly delivered to or at the direction of Buyer.

(b) If Seller fails to perform any agreement or obligation under this Section 8.13, Buyer may (but shall not be required to) itself perform, or cause performance of, such agreement or obligation, and the reasonable expenses of Buyer incurred in connection therewith shall be payable by Seller upon demand of Buyer.

Section 8.14 Accounting Changes. If any Accounting Changes occur and such changes result in a change in the standards or terms used herein, then the parties hereto agree to enter into negotiations in order to amend such provisions so as to equitably reflect such Accounting Changes with the desired result that the criteria for evaluating the financial condition of such

Persons and their Subsidiaries shall be the same after such Accounting Changes as if such Accounting Changes had not been made. If the parties hereto agree upon the required amendments to this Agreement, then after appropriate amendments have been executed and the underlying Accounting Change with respect thereto has been implemented, any reference to GAAP contained herein shall, only to the extent of such Accounting Change, refer to GAAP consistently applied after giving effect to the implementation of such Accounting Change. If such parties cannot agree upon the required amendments within 30 days following the date of implementation of any Accounting Change, then all financial statements delivered and all standards and terms used herein shall be prepared, delivered and used without regard to the underlying Accounting Change.

Section 8.15 No Indirect or Consequential Damages. NO PARTY TO THIS AGREEMENT SHALL BE RESPONSIBLE OR LIABLE TO ANY OTHER PARTY TO THIS AGREEMENT, ANY SUCCESSOR, ASSIGNEE OR THIRD PARTY BENEFICIARY OF SUCH PERSON OR ANY OTHER PERSON ASSERTING CLAIMS DERIVATIVELY THROUGH SUCH PARTY, FOR INDIRECT, PUNITIVE, EXEMPLARY OR CONSEQUENTIAL DAMAGES THAT MAY BE ALLEGED AS A RESULT OF ANY TRANSACTION CONTEMPLATED HEREUNDER.

[Signatures Follow]

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed as of the date first above written.

NBCUNIVERSAL FUNDING LLC, as Buyer

By:	/s/ W. Scott Seeley
	Name:	W. Scott Seeley
	Title:	Assistant Secretary

NBCUNIVERSAL MEDIA, LLC, as Seller

By:	/s/ Lynn Calpeter
	Name:	Lynn Calpeter
	Title:	Executive Vice President and Chief Financial Officer

By:	/s/ Brian Doerger
	Name:	Brian Doerger
	Title:	Executive Vice President and Controller

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